Exhibit 99.10

Date: February 12, 2026
The Board of Management
A Paradise Acquisition Corp.
The Sun’s Group Center
29th Floor, 200 Gloucester Road
Wan Chai, Hong Kong
Re: Consent Letter
Members of the Board:
We hereby consent to the inclusion of our name and our valuation report, dated November 20, 2025 to the Board of Directors of A Paradise Acquisition Corp. (“A Paradise”) as Annex G to, and to the references thereto in the proxy statement relating to the proposed business combination involving A Paradise and Enhanced Ltd (the “Business Combination”), which proxy statement forms a part of the Registration Statement on Form S-4 of A Paradise and Enhanced Ltd (the “Registration Statement”), as well as any subsequent amendments thereto in the Registration Statement and any amendments thereto, in any other future filings with the SEC by the Company in connection with the Business Combination, and in any related publicity materials.
We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings. Our valuation report is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor it is to be filed with, included in or referred to in whole or in part in any other registration statement, proxy statement or any other document, except in accordance with our prior written consent.
By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Yours faithfully,
For and on behalf of
Migo Corporation Limited
/s/Juliana Lai

Juliana Lai Director of Project